Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street Suite #1700 Philadelphia, Pennsylvania 19104

March 13, 2024

Cognition Therapeutics, Inc.

2500 Westchester Ave.

Purchase, NY 10577

Re:      Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-268992) (as amended or supplemented, the “Registration Statement”) filed on December 23, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 3, 2023.

Reference is made to the opinion letter from Troutman Pepper Hamilton Sanders LLP dated December 23, 2022, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 13, 2024, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 7,557,142 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriter of the offering to purchase up to an additional 985,714 Shares. The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement among the Company and such underwriter (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Cognition Therapeutics, Inc.

March 13, 2024

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP